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                   ALLIANCE QUASAR FUND, INC.

                     ARTICLES SUPPLEMENTARY

         Alliance Quasar Fund, Inc., a Maryland corporation having its principal office in the City of Baltimore (hereinafter called the "Corporation"), certifies that:

         FIRST: The Board of Directors of the Corporation hereby increases the aggregate number of shares of capital stock that the Corporation has authority to issue by 11,800,000,000 shares and hereby classifies 2,950,000,000 of such shares as Class A Common Stock, 2,950,000,000 of such shares as Class B Common Stock, 2,950,000,000 of such shares as Class C Common Stock and 2,950,000,000 of such shares as Advisor Class Common Stock of the Corporation.

         SECOND: The Class A Common Stock, Class B Common Stock, Class C Common Stock and Advisor Class Common Stock, respectively, of the Corporation, as so classified herein, shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption as currently set forth in the Charter of the Corporation with respect to the Class A Common Stock, Class B Common Stock, Class C Common Stock and Advisor Class Common Stock, respectively, of the Corporation.

         THIRD:    A.  Immediately before the increase in
authorized capital stock provided for herein, the total number of shares of stock of all classes which the Corporation had authority to issue was 200,000,000 shares, the par value of each class of stock being $.002 per share, with an aggregate par value of $400,000.

                   B.  Immediately after the increase in
authorized capital stock provided for herein, the total number of shares of stock of all classes which the Corporation has authority to issue is 12,000,000,000 the par value of each class of stock being $.002 per share, with an aggregate par value of $24,000,000.

         FOURTH: The Corporation is registered as an open-end company under the Investment Company Act of 1940.

         FIFTH: The total number of shares that the Corporation has authority to issue has been increased by the Board of Directors of the Corporation in accordance with Section 2-105(c) of the Maryland General Corporation Law.




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         SIXTH:  The shares aforesaid have been duly classified
by the Corporation's Board of Directors pursuant to authority and power contained in the Corporatio'ns Charter.

         IN WITNESS WHEREOF, Alliance Quasar Fund, Inc. has caused these Articles Supplementary to be executed by the Chairman of the Board of Directors of the Corporation and witnessed by its Secretary as of this 21st day of May, 1998. The Chairman of the Board of Directors of the Corporation who signed these Articles Supplementary acknowledges them to be the act of the Corporation and states under the penalties of perjury that, to the best of his knowledge, information and belief, the matters and facts set forth herein relating to authorization and approval hereof are true in all material respects.

                             ALLIANCE QUASAR FUND, INC.

                                /s/ John D. Carifa
                             By:_______________________
                                John D. Carifa
                                Chairman

         /s/ Edmund P. Bergan, Jr.
WITNESS:______________________
        Edmund P. Bergan, Jr.
        Secretary




























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